Exhibit 3

EXECUTION COPY

QUOTESMITH.COM, INC.

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 to that certain Stock Purchase Agreement, dated as of the 1st day of March, 2004 (the “Agreement”), by and between QUOTESMITH.COM, INC., a Delaware corporation (the “Company”), and ZIONS BANCORPORATION, a Utah corporation (the “Investor”), is made as of this 7th day of May, 2004 (this “Amendment”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement or in the Definitions Addendum attached thereto.

1.                                       Amendment.  The Agreement is hereby amended in the following respects:

1.1                                 Section 1.1 is amended and restated in its entirety as follows:

“Issuance and Sale of Common Stock.  Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing (as defined below) and the Company agrees to issue and sell to the Investor at the Closing two million three hundred sixty three thousand six hundred thirty six (2,363,636) shares of the Company’s Common Stock (as defined below), which represent an equal number of preferred stock purchase rights pursuant to the Rights Agreement, dated as of July 30, 1999 (the “Rights Agreement”), between the Company and the Harris Trust and Savings Bank (collectively, the “Shares”), for a purchase price (the “Purchase Price”) equal to (i) thirteen million dollars ($13,000,000) less (ii) any and all amounts (including, without limitation, principal and interest) payable to Zions under the Promissory Note as of the date of the Closing.  Upon the consummation of the Closing, the Promissory Note shall be deemed to have been paid in full by the Company and shall automatically be discharged.  Immediately following the consummation of the Closing, the Investor shall mark the Promissory Note as cancelled and return the Promissory Note to the Company.”

1.2                                 Section 1.2 is amended and restated in its entirety as follows:

“Closing.  Subject to the satisfaction or waiver of the conditions to Closing set forth in Sections 4 and 5 hereof, the purchase and sale of the Shares shall take place at the offices of Duane Morris LLP, 227 West Monroe Street, Suite 3400, Chicago, Illinois 60606, at 10:00 a.m. (local time), on the third (3rd) Business Day after the satisfaction or waiver of the conditions to Closing set forth in Sections 4 and 5 hereof, or at such other time and place as the Company and the Investor mutually agree upon in writing (which time and place are designated as the “Closing”).  At the Closing, the Company shall deliver to the Investor one or more Common Stock certificates in substantially the form of Exhibit A hereto representing the Common Stock being purchased under this Agreement against payment of the Purchase Price therefor by wire transfer of immediately available funds to the Company’s account (for credit to account number 385-974-1 at Harris Trust and Savings Bank, 111 W. Monroe, Chicago, IL 60606, ABA number 071000288, account name Quotesmith.com, Inc. or such other bank account of the Company designated by the Company in writing no later than the second Business Day immediately preceding the Closing) or to a designee of the Company.”

1.3                                 Section 2.20 is amended and restated in its entirety as follows.

“Financial Reports.  The Company has delivered to the Investor its audited consolidated financial statements (balance sheets and statements of operations, statements of stockholders’ equity and statements of cash flows, including notes thereto) at December 31, 2003 and for the three fiscal year then ended, and its unaudited, reviewed, consolidated financial statements (balance sheets and statements of operations, statements of stockholders’ equity and statements of cash flows) as at and for the three-month period ended March 31, 2004 and the three-month period ended March 31, 2003 (the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, except that the unaudited reviewed Financial Statements may not contain all the footnotes required by GAAP.  The Financial Statements fairly present the financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the unaudited reviewed Financial Statements to the absence of complete notes and to normal year-end audit adjustments.  Except as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred in the ordinary course of business subsequent to March 31, 2004 and (ii) obligations under Contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company or any of its Subsidiaries.  The Company and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.”

1.4                                 In Section 2.22, the date “September 30, 2003” is deleted and replaced with “March 31, 2004”.

1.5                                 Section 2.29 is amended and restated in its entirety as follows:

“Use of Proceeds.  The Company will use the Purchase Price (i) to repay any amounts payable to Zions under the Promissory Note and (ii) for general corporate purposes.

1.6                                 In Section 4.15, the date “September 30, 2003” is deleted and replaced with “March 31, 2004”.

1.7                                 Section 4.16 is amended and restated in its entirety as follows:

“Life Quotes, Inc. Acquisition.  The APA and Real Estate Purchase Agreement (i) shall be in form and substance reasonably satisfactory to the Investor and its counsel, (ii) shall have been duly authorized, executed and delivered by the parties thereto and approved by their respective stockholders, if necessary, (iii) shall constitute a valid, binding and enforceable obligation of the parties thereto and shall be in full force and effect, (iv) shall not have been amended or otherwise modified without the prior written consent of the Investor, (v) the conditions for the closing of the transactions set forth or contemplated therein shall have been satisfied or waived and (vi) the closing of the transactions set forth or contemplated therein shall occur prior to the Closing.”

1.8                                 Section 4.18 is amended and restated in its entirety as follows:

“Shareholder Approval.  The issuance and sale of the Shares to the Investor shall have been duly approved at a meeting of the Company’s stockholders by the affirmative vote of a majority of the total votes cast on the matter in person or by proxy at such meeting.”

1.9                                 Section 5 is amended and restated in its entirety as follows:

“5.1                           Legal Investment; Orders.  The authorization, issuance, sale and delivery of the Shares shall be legally permitted by all laws and regulations to which the Investor and the Company are subject.  No court or other Governmental Entity or authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered an Order.

5.2                                 Shareholder Approval.  The issuance and sale of the Shares to the Investor shall have been duly approved at a meeting of the Company’s stockholders by the affirmative vote of a majority of the total votes cast on the matter in person or by proxy at such meeting.”

1.10                           Section 6.14(a)(iii) is amended and restated in its entirety as follows:

“by either the Company or the Investor, so long as such Party has not materially breached its obligations hereunder, if the Closing has not occurred on or before November 7, 2004.”

1.11                           The following definition is inserted in the Definitions Addendum between the definition of “Adverse Consequences” and the definition of “Business Day”:

““APA” means that certain Asset Purchase Agreement, dated as of January 31, 2004, by and among the Company, Life Quotes Acquisition, Kenneth L. Manley and Life Quotes.”

1.12                           The following definitions are inserted in the Definitions Addendum between the definition of “Lien or Liens” and the definition of “Material Adverse Effect”:

““Life Quotes Acquisition” means Life Quotes Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.”

““Life Quotes, Inc.” means Life Quotes, Inc., a Michigan corporation.”

1.13                           The following definition is inserted in the Definitions Addendum between the definition of “Person” and the definition of “SEC”:

““Promissory Note” means that certain Promissory Note, dated as of May 7, 2004, made by Quotesmith for the benefit of Zions whereby Quotesmith unconditionally promises to pay to Zions, the principal sum of $6,500,000, together with accrued and unpaid interest, in lawful money of the United States of America and in immediately available funds on the earlier of (i) November 7, 2004 and (ii) the Closing.”

2.                                       Miscellaneous.

2.1                                 No Other Changes.  Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

2.2                                 Representations and Warranties.  Each of the Company and the Investor hereby represents and warrants that:

(a)                                  It has the corporate power and authority and the legal right to execute, deliver and perform this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment; and

(b)                                 This Amendment has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

2.3                                 Reaffirmation of the Stock Purchase Agreement and Investor Rights Agreement.  Each of the Company and the Investor hereby affirms and agrees that: (a) the execution and delivery by it of and the performance of its obligations under this Amendment shall not in any amend, impair, invalidate or otherwise affect any of its obligations under the Agreement or the Investor Rights Agreement extent to the extent expressly amended hereby and (b) except as expressly amended hereby, the Agreement and the Investor Rights Agreement shall remain in full force and effect as written and constitute valid, enforceable obligations thereof.

2.4                                 Severability.  In case any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.5                                 Counterparts.  This Amendment may be executed in two or more counterparts (including by facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

THE COMPANY:

QUOTESMITH.COM, INC.

By:		/s/ Robert S. Bland
	Name:	Robert S. Bland
	Title:	Chairman, President and Chief Executive Officer

INVESTOR:

ZIONS BANCORPORATION

By:		/s/ John B. Hopkins
	Name:	John B. Hopkins
	Title:	Vice President of Finance